Exhibit 23.3

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

June 28, 2019

TransAtlantic Petroleum Ltd.

16803 Dallas Parkway

Addison, Texas 75001

Ladies and Gentlemen:

We have consented to references to DeGolyer and MacNaughton as an independent petroleum engineering consulting firm under the headings “Glossary of Selected Oil and Natural Gas Terms,” “Part I – Item 1. Business,” “Part I – Item 2. Properties,” “Part II – Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Supplemental Oil and Natural Gas Reserves Information (Unaudited)” of the Annual Report on Form 10-K for the year ended December 31, 2018, of TransAtlantic Petroleum Ltd. (TransAtlantic) filed with the United States Securities and Exchange Commission (the SEC) on March 26, 2019 (the Annual Report), including any amendments thereto, and to the inclusion of our report of third party dated February 13, 2019, containing our opinion on the proved, probable, and possible reserves attributable to certain properties in Turkey and Bulgaria in which TransAtlantic has represented it holds an interest as of December 31, 2018.

We hereby consent to the incorporation by reference of the foregoing in this Registration Statement to be filed with the SEC on or about June 28, 2019.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON

Texas Registered Engineering Firm F-716